Exhibit 99

         PERRIGO COMPANY REPORTS SECOND QUARTER FISCAL 2005 EARNINGS

     ALLEGAN, Mich., Feb. 1 /PRNewswire-FirstCall/ -- The Perrigo Company (Nasdaq: PRGO) today announced results for the second quarter and six months of fiscal 2005 ended Dec. 25, 2004.

                            Perrigo Company
               (in thousands, except per share amounts)

                              Second Quarter             Year-To-Date
                         -----------------------   -----------------------
                            2005         2004         2005         2004
                         ----------   ----------   ----------   ----------
Sales                    $  251,748   $  247,377   $  479,467   $  459,216
Net Income               $   15,838   $   38,235   $   33,416   $   54,743
Diluted Shares               73,285       71,500       73,166       71,568
Diluted EPS              $     0.22   $     0.53   $     0.46   $     0.76

     Second Quarter Results
     Net sales for the second quarter of fiscal 2005 were $251.7 million, an increase of two percent from $247.4 million last year. Reported net income was $15.8 million, or $0.22 per share, compared with $38.2 million, or $0.53 per share, a year ago.

     Excluding the impact of a previously announced product recall, which reduced sales by $6.3 million and after-tax income by $5.3 million, or $0.07 per share, in the current year and a one-time income tax benefit of $13.1 million, or $0.18 per share last year, net income was $21.1 million, or $0.29 per share, compared with $25.1 million, or $0.35 per share, a year ago.

     Commenting on the second quarter, David T. Gibbons, Perrigo Chairman, President and Chief Executive Officer, stated, "Our results reflect the previously announced expense of the November 2004 retail-level recall of loratadine syrup and the lower than anticipated sales of cough and cold and pain reliever products. The weak demand in these key products is not unique to Perrigo and corresponds to tracking service data reporting a cold and flu season that just never kicked in as expected in December. Predictions were that the flu vaccine shortage would result in more sickness, but the number of people reporting cold and flu symptoms through December 2004 was 30 percent below a year ago. It reminds us that while our core business is fundamentally strong, a shift in the flu season can have an impact on us.

    "We are pleased that our balance sheet remained strong, with $179 million in cash and securities and cash flow from operations of $44 million in the quarter. In October 2004, the Board of Directors approved an increase in the quarterly dividend of 14 percent, from $0.035 to $0.04 per share."

     Six Months Results
     Net sales for the six months ended Dec. 25, 2004 were $479.5 million, an increase of $20 million, or four percent, compared with $459.2 million last year. Net income for the six months was $33.4 million, or $0.46 per share, compared with $54.7 million, or $0.76 per share, a year ago. Excluding the expense of the product recall of $5.3 million after-tax, or $0.07 per share, in the current year and the income tax benefit of $13.1 million, or $0.18 per share last year, net income was $38.7 million, or $0.53 per share, compared with $41.6 million, or $0.58 per share, a year ago.

     Consumer Healthcare
     Consumer Healthcare segment sales decreased three percent to $218.8 million, compared with $225.1 million in the second quarter of fiscal 2005. The decline reflected a $6.3 million sales adjustment for the loratadine syrup recall and lower sales in cough/cold and analgesic product categories due to the weak cold and flu season, partially offset by increased sales in the vitamin category. Operating income decreased 39 percent, or $15 million, to $23.2 million, compared with $37.9 million last year, reflecting expenses for the product recall of $8.3 million and lower gross profit contributions from cough/cold and analgesic products.

     For the first six months of fiscal 2005, Consumer Healthcare sales were $418.4 million compared with $417.8 million in the same period last year. Operating income decreased 19 percent, or $11.8 million, to $51.0 million, compared with $62.8 million last year.

     Pharmaceuticals
     In the second quarter, the Pharmaceuticals segment recorded initial shipments of the first generic prescription drug products marketed by the Company, ibuprofen oral suspension and citalopram tablets. The Pharmaceuticals segment recorded operating expenses of $2.3 million, compared with $1.1 million a year ago as the Company continued to invest in its start- up pharmaceutical business. For the first six months of fiscal 2005, operating expenses were $3.6 million, compared with $1.4 million last year.

     United Kingdom
     Second quarter net sales for the United Kingdom operations increased $9.5 million to $24.5 million. The December 2003 acquisition of Peter Black Pharmaceuticals accounted for approximately $8 million of the increase and currency fluctuations accounted for approximately $2 million. Operating income for the second quarter was $1.7 million, compared with $0.9 million last year, a result of increased sales and improved gross margins and lower costs driven by the integration initiatives implemented over the past nine months. Sales for the first six months of fiscal 2005 were $47.7 million, compared with $27.6 million in the year ago period, and operating income was $1.9 million, compared with $1.3 million in the year ago period.

     Mexico
     Sales for the Mexico operations increased $0.9 million, or 12 percent, to $8.2 million in the second quarter. Operating income for the quarter was $1.7 million, compared with $1.1 million last year. Sales for the first six months of fiscal 2005 were $13.2 million, compared with $13.8 million last year and operating income was $1.6 million, compared with $1.4 million for the comparable six months last year. The Mexico organization continued to make good progress in improving its business model, with retail store brand sales growing 49 percent for the six months year-to-date and now representing 44 percent of total sales.

     Outlook
     Mr. Gibbons noted, "The peak to trough pattern of the cold and flu season from last year to this year has significantly impacted near-term results. The weakness in December demand for cough/cold and analgesic products was unanticipated throughout our industry and has affected the store brand segment of consumer healthcare. In response to this situation, we have taken action to more closely manage production levels and costs for the last half of the year. We are comfortable with our inventory levels and certainly remain strong financially, as evidenced by our balance sheet and cash position, despite the poor cough/cold season.

     "In a new development, we began shipping nicotine gum in January and, because of production constraints, currently have more demand than we can supply. We are making every effort to increase availability as our nicotine gum product has received good acceptance at the retail level.

     "Because of the loratadine recall and lost future sales ($0.09 per share), the continued mild cold and flu season, and additional acquisition expenditures (approximately $3.0 million or $0.03 per share), we now anticipate earnings for the full fiscal year 2005 in the range of $0.80 to $0.84 per share and on an operating basis, in the range of $0.92 to $0.96 per share.

     "Our long-term outlook, for fiscal 2006 and beyond, is as positive as ever as we continue to bring important new products to the store brand consumer healthcare market. The smoking cessation category, in particular, offers significant opportunity for us today, with the potential for sales and profits similar to loratadine, a key product for Perrigo in fiscal 2004."

     Perrigo will host a conference call to discuss second quarter fiscal 2005 results at 11 a.m. (ET) today. The call and replay will be available via webcast on the Company's Web site at http://www.perrigo.com/investor/ , or by phone, at 800-473-6123, International, 973-582-2745. A taped replay of the call will be available beginning at approximately 2:30 p.m. (ET) Tuesday, Feb. 1 until midnight Friday, Feb. 4. To listen to the replay, call 877-519-4471, International 973-371-3080, access code 5657089.

     Perrigo Company is the nation's largest manufacturer of over-the-counter (non-prescription) pharmaceutical and nutritional products sold by supermarket, drug, and mass merchandise chains under their own labels. The Company's products include over-the-counter pharmaceuticals such as analgesics, cough and cold remedies, gastrointestinal, and feminine hygiene products, and nutritional products, such as vitamins, nutritional supplements and nutritional drinks. Visit Perrigo on the Internet (http://www.perrigo.com ).

     Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 27 - 33 of the Company's Form 10-K for the year ended June 26, 2004 for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 PERRIGO COMPANY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                     Second Quarter             Year-To-Date
                                -----------------------   -----------------------
                                   2005         2004         2005         2004
                                ----------   ----------   ----------   ----------
Net sales                       $  251,748   $  247,377   $  479,467   $  459,216
Cost of sales                      184,692      171,198      347,698      323,017
Gross profit                        67,056       76,179      131,769      136,199

Operating expenses
   Distribution                      3,905        3,833        8,098        7,355
   Research and development          9,286        6,186       15,640       11,899
   Selling and administration       29,716       27,390       57,256       52,830
     Total                          42,907       37,409       80,994       72,084

Operating income                    24,149       38,770       50,775       64,115
Interest and other, net               (604)        (504)      (1,444)        (953)

Income before income taxes          24,753       39,274       52,219       65,068
Income tax expense                   8,915        1,039       18,803       10,325

Net income                      $   15,838   $   38,235   $   33,416   $   54,743

Earnings per share
   Basic                        $     0.22   $     0.55   $     0.47   $     0.78
   Diluted                      $     0.22   $     0.53   $     0.46   $     0.76

Weighted average shares
 outstanding
   Basic                            71,206       69,967       71,111       70,006
   Diluted                          73,285       71,500       73,166       71,568

Dividends declared per share    $    0.040   $    0.035   $    0.075   $    0.060

                                 PERRIGO COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                        December 25,     June 26,     December 27,
                                            2004           2004           2003
                                        ------------   ------------   ------------
                                         (unaudited)                   (unaudited)
Assets
Current assets
   Cash and cash equivalents            $    175,702   $    161,252   $    110,809
   Investment securities                       3,533         10,448              -
   Accounts receivable                       110,931         86,040        123,832
   Inventories                               166,615        174,253        142,626
   Current deferred income taxes              32,242         29,877         30,455
   Prepaid expenses and other current
    assets                                    11,271         11,359          9,358
          Total current assets               500,294        473,229        417,080

Property and equipment                       468,718        462,185        459,397
   Less accumulated depreciation             248,140        234,544        233,706
                                             220,578        227,641        225,691

Goodwill                                      35,919         35,919         35,919
Non-current deferred income taxes              7,899          8,137          6,976
Other non-current assets                      21,726         14,168         21,579
                                        $    786,416   $    759,094   $    707,245

Liabilities and Shareholders' Equity
Current liabilities
   Accounts payable                     $     83,299   $     88,858   $     81,487
   Notes payable                               9,758          9,528          8,109
   Payroll and related taxes                  23,749         41,387         28,337
   Accrued customer programs                  15,365         13,212         14,160
   Accrued liabilities                        32,329         30,477         32,781
   Accrued income taxes                        6,705              -          6,068
   Current deferred income taxes               3,079          4,024          2,975
          Total current liabilities          174,284        187,486        173,917

Non-current deferred income taxes             29,631         29,606         26,060
Other non-current liabilities                  7,499          5,770          5,128

Shareholders' equity
   Preferred stock, without par
    value, 10,000 shares authorized                -              -              -
   Common stock, without par value,
    200,000 shares authorized                113,912        104,160         92,404
   Unearned compensation                      (1,209)          (514)          (608)
   Accumulated other comprehensive
    income                                     4,523          2,892          1,540
   Retained earnings                         457,776        429,694        408,804
          Total shareholders' equity         575,002        536,232        502,140
                                        $    786,416   $    759,094   $    707,245

Supplemental Disclosures of Balance
 Sheet Information
   Allowance for doubtful accounts      $      7,934   $      8,296   $      7,623
   Allowance for inventory              $     23,846   $     22,888   $     22,124
   Working capital                      $    326,010   $    285,743   $    243,163
   Preferred stock, shares issued                  -              -              -
   Common stock, shares issued                71,555         70,882         70,076

                                 PERRIGO COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                    Year-To-Date
                                              -----------------------
                                                 2005         2004
                                              ----------   ----------
Cash Flows From Operating
 Activities
   Net income                                 $   33,416   $   54,743
   Adjustments to derive cash flows
     Depreciation and amortization                15,514       14,367
     Share-based compensation                      2,827        2,609
     Deferred income taxes                        (2,967)        (683)
   Changes in operating assets and
    liabilities, net of a purchase
    of assets and a business acquisition
     Accounts receivable                         (24,354)     (30,761)
     Inventories                                   8,139       25,741
     Accounts payable                             (5,237)       3,246
     Payroll and related taxes                   (17,621)     (12,189)
     Accrued customer programs                     2,153        3,431
     Accrued liabilities                           1,944        4,079
     Accrued income taxes                          6,702          500
     Other                                           938       (6,542)
         Net cash from operating activities       21,454       58,541

Cash Flows For Investing Activities
   Additions to property and equipment            (7,564)     (13,535)
   Acquisition of assets or business              (5,562)     (12,061)
   Issuance of note receivable                         -      (10,000)
   Investment in equity subsidiaries                   -       (2,000)
   Purchase of securities                         (1,000)           -
   Proceeds from sales of securities               7,630            -
   Other                                          (2,478)           -
         Net cash for investing activities        (8,974)     (37,596)

Cash Flows From (For) Financing Activities
   Borrowings (repayments) of short-term
    debt, net                                        395         (765)
   Tax benefit of stock transactions                 821          355
   Issuance of common stock                        5,161        2,390
   Repurchase of common stock                       (122)      (1,940)
   Cash dividends                                 (5,334)      (4,202)
         Net cash from (for)
          financing activities                       921       (4,162)

         Net Increase in Cash and
          Cash Equivalents                        13,401       16,783
Cash and cash equivalents, at
 beginning of period                             161,252       93,827
Effect of exchange rate changes on cash            1,049          199
Cash and cash equivalents, at end
 of period                                    $  175,702   $  110,809

Supplemental Disclosures of Cash
 Flow Information
Cash paid during the year for
Interest                                      $      220   $      213
Income taxes                                  $   11,941   $    9,539
Income taxes refunded                         $    4,066   $        -

                                 PERRIGO COMPANY
                               SEGMENT INFORMATION
                                 (in thousands)
                                   (unaudited)

                                       Second Quarter             Year-To-Date
                                  -----------------------   -----------------------
                                     2005         2004         2005         2004
                                  ----------   ----------   ----------   ----------
Segment Sales
  Consumer Healthcare             $  218,846   $  225,071   $  418,381   $  417,830
  Pharmaceuticals                        164            -          164            -
  UK Operations                       24,499       14,965       47,717       27,628
  Mexico Operations                    8,239        7,341       13,205       13,758
Total                             $  251,748   $  247,377   $  479,467   $  459,216

Segment Operating Income (Loss)
  Consumer Healthcare             $   23,159   $   37,867   $   50,991   $   62,767
  Pharmaceuticals                     (2,350)      (1,078)      (3,649)      (1,357)
  UK Operations                        1,653          900        1,862        1,334
  Mexico Operations                    1,687        1,081        1,571        1,371
Total                             $   24,149   $   38,770   $   50,775   $   64,115

                                 PERRIGO COMPANY
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)

                                           Second Quarter             Year-To-Date
                                      -----------------------   -----------------------
                                         2005         2004         2005         2004
                                      ----------   ----------   ----------   ----------
Net income (GAAP)                     $   15,838   $   38,235   $   33,416   $   54,743
Plus: product recall, net of tax           5,300            -        5,300            -
Less: income tax benefit                       -       13,100            -       13,100
Net income before product recall
 and income tax benefit               $   21,138   $   25,135   $   38,716   $   41,643

Earnings per share before product
 recall and income tax benefit
  Basic                               $     0.30   $     0.36   $     0.54   $     0.59
  Diluted                             $     0.29   $     0.35   $     0.53   $     0.58

Weighted average shares outstanding
  Basic                                   71,206       69,967       71,111       70,006
  Diluted                                 73,285       71,500       73,166       71,568

Dividends declared per share          $    0.040   $    0.035   $    0.075   $    0.060

SOURCE  Perrigo Company
    -0-                             02/01/2005
    /CONTACT: Ernest J. Schenk, Manager, Investor Relations and Communication of Perrigo Company, +1-269-673-9212, E-mail: Investor@perrigo.com /
    /Web site:  http://www.perrigo.com /